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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                 -------------------


                                       FORM 8-K

                                    CURRENT REPORT

                          Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported) - APRIL 1, 1999


                       SOUTHWEST BANCORPORATION OF TEXAS, INC.
                   (Name of Registrant as specified in its charter)




              TEXAS                      000-22007               76-0519693
  (State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
of incorporation or organization)                             Identification No.)


                               4400 POST OAK PARKWAY
                                HOUSTON, TEXAS 77027
                                   (713) 235-8800
                 (Address, including zip code, and telephone number,
          including area code, of Registrant's principal executive offices)



                                         N/A
            (Former name or former address, if changed since last report.)


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ITEM 5.  OTHER EVENTS.

     Effective as of the opening of business on April 1, 1999, Fort Bend Holding Corp., a Delaware corporation ("Fort Bend"), was merged (the "Merger") with and into the Company, pursuant to an Agreement and Plan of Merger dated October 20, 1998, between the Company and Fort Bend. Under the terms of the Merger (i) the Company issued a total of approximately 4,061,154 shares of Company Common Stock, $1.00 par value ("Company Common Stock"), to the former shareholders of Fort Bend, (ii) existing options to purchase shares of Fort Bend stock were converted into options to purchase a total of 295,608 shares of Company Common Stock and (iii) approximately 300,840 shares of Company Common Stock became issuable in exchange for a 49% ownership interest in Mitchell Mortgage Company LLC. The Merger was accounted for as a pooling-of-interests. The issuance of such shares of Company Common Stock was registered under the Securities Act of 1933 under the Company's Form S-4 Registration Statement (Reg. No. 333-70525).

     In connection with the Merger, Fort Bend's wholly-owned subsidiary, Fort Bend Federal Savings and Loan Association of Rosenberg (the "Association") was merged (the "Bank Merger") with and into the Company's wholly-owned subsidiary, Southwest Bank of Texas National Association (the "Bank") on July 1, 1999. As a result of the Bank Merger, the seven former banking locations of the Association became branches of the Bank. The Company intends to continue operating the business of the Association by integrating its operations with those of the Bank and operating the existing locations of the Association as branches of the Bank.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     Exhibits


     99.1  -   News Release dated April 1, 1999, announcing the
               consummation of the merger of Fort Bend with and into the Company and the merger of the Association with and into the Bank.






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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SOUTHWEST BANCORPORATION OF TEXAS, INC.


Date:  April 1, 1999          By:  /s/   R. JOHN MCWHORTER
                                   ------------------------------------------
                                         R. John McWhorter
                                         Senior Vice President and Controller